Putnam Investors Fund, July 31, 2017, Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		14,924
Class B	   	   149
Class C	   	   236
Class M	   	   106

72DD2 (000s omitted)

Class R	    	     3
Class R6	   255
Class Y	 	 2,877

73A1

Class A	 	 0.239
Class B	 	 0.089
Class C	 	 0.089
Class M	 	 0.127

73A2

Class R	 	 0.047
Class R6	 0.330
Class Y	  	 0.295

74U1	(000s omitted)

Class A		58,673
Class B	 	 1,354
Class C	 	 2,410
Class M	   	   749

74U2	(000s omitted)

Class R	    	    58
Class R6	   774
Class Y		10,690

74V1

Class A	 	 25.84
Class B	 	 23.06
Class C	 	 24.26
Class M	 	 24.26

74V2

Class R	 	 25.58
Class R6	 26.36
Class Y	 	 26.23


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.